Exhibit 10.9

CONTRAFECT CORPORATION

RETENTION BONUS PLAN

1.	Introduction and Purpose.

This plan document sets forth the terms of the ContraFect Corporation Retention Bonus Plan (the “Retention Plan”) established by ContraFect Corporation (the “Company”). The purpose of this Retention Plan is to reward key employees of the Company for their contributions to the Company and to provide them with a special incentive to remain with the Company as the Company pursues strategic alternatives.

Capitalized words not otherwise defined in the text of this Retention Plan have the meanings set forth in Section 2 below.

2.	Definitions.

The following are definitions of some of the terms used in this Retention Plan:

(a) “2008 Plan” means the Company’s Amended and Restated 2008 Equity Incentive Plan.

(b) “2014 Plan” means the Company’s 2014 Omnibus Incentive Plan.

(c) “Administrator” means the Board of Directors of the Company or anyone to whom the Board of Directors has delegated any of its authority under this Plan.

(d) “Award” means, for any Participant, the retention bonus amount granted to the Participant by the Administrator pursuant to a Retention Award Agreement.

(e) “Change of Control” means, and shall be deemed to have occurred upon the first to occur of any of the following events:

(i) a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Business Combination”), in each case with respect to which the stockholders of the Company immediately prior to such transaction do not, immediately after such transaction, own directly or indirectly more than 50% of the combined voting power of the Company or other corporation resulting from such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the voting securities of the Company; or

(ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets, or the consummation of a plan of complete liquidation or dissolution of the Company.

(f) “Change of Control Agreement” means a definitive agreement to consummate a Change of Control.

(g) “Closing Date” means the date of the consummation of a Change of Control pursuant to a Change of Control Agreement.

(h) “Common Stock” means the Company’s common stock.

(i) “Disability” means a Participant’s (i) inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) receiving income replacement benefits for a period of not less than three months under one of the Company’s short or long term disability plans by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(j) “Effective Date” means the date upon which this Retention Plan is adopted by the Board of Directors of the Company.

(k) “IPO” means an initial public offering of the Company’s common stock pursuant to an effective registration statement being filed with the SEC.

(l) “IPO Date” means the date on which the Company’s filing of a Registration Statement on Form S-1 with the SEC becomes effective.

(m) “Participant” means an employee who participates in this Retention Plan.

(n) “Payment Amount” means the award amount specified in the Participant’s Retention Award Agreement.

(o) “Payment Event” means the earliest to occur of (i) a Change of Control, (ii) an IPO, (iii) May 31, 2015 or (iv) a Participant’s death or Disability.

(p) “Retention Award Agreement” means the written agreement required by the Company as a condition of participation in this Retention Plan.

(q) “SEC” means the United States Securities and Exchange Commission.

3.	Eligibility.

The Company has the sole discretion to determine who shall be eligible to participate in the Retention Plan. Participation in the Retention Plan shall be evidenced by a Retention Award Agreement between the Company and the Participant.

4.	Administration.

(a) In General. The Administrator has the exclusive right to interpret and administer this Retention Plan and to delegate its authority to do the same.

(b) Powers of the Administrator. Subject to the provisions of the Retention Plan and subject to applicable law, the Administrator shall have the authority, in its discretion:

(i) to select Participants to whom Awards may from time to time be granted hereunder;

(ii) to determine the amount to be paid pursuant to Awards granted hereunder;

(iii) to approve forms of Retention Award Agreements for use under the Retention Plan;

(iv) to determine the terms and conditions of any Award granted hereunder;

(v) to prescribe, amend and rescind rules and regulations relating to the Retention Plan; and

(vi) to construe and interpret the terms of the Retention Plan and any Retention Award Agreements that reflect Awards granted pursuant to the Retention Plan.

5.	Vesting and Payment.

(a) Vesting Conditions. Awards shall be subject to vesting, payment and forfeiture on the terms set forth below, and shall be evidenced by a Retention Award Agreement in substantially the form attached hereto as Exhibit A. Unless otherwise determined by the Administrator, as to each Participant, subject to Section 5(b) below, a Participant shall vest in his or her Award only if the Participant has remained continuously employed with the Company through and including the applicable Payment Event, and upon a Participant’s termination of employment other than as provided for in Section 5(b) hereof, the Award shall be forfeited.

(b) Termination Due to Participant’s Death or Disability. Notwithstanding the foregoing, in the event a Participant’s employment is terminated solely due to the Participant’s death or Disability, then such death or Disability shall be such Participant’s Payment Event hereunder. In the event of such death or Disability, the Participant’s Award shall immediately become vested and the Participant shall be entitled to receive a lump sum payment equal to such Participant’s Payment Amount, which shall be payable within 60 days of such Participant’s death or Disability, as the case may be.

(c) Payment. The Award shall be paid to the Participant no later than 60 days following the applicable Payment Event. In no event shall any payment be made after March 15 of the year following the year of the applicable Payment Event.

(i) For an IPO, a Participant shall, subject to satisfying the applicable vesting conditions in Section 5 hereof, be entitled to receive payment in the form of shares of Common Stock in an amount equal to 1.82 times the Payment Amount, which number of shares of Common Stock shall be based on the per share price of Common Stock on the IPO Date. Participants will receive a lump sum cash payment in respect of any fractional share of Common Stock. The Administrator shall determine the source of shares for Awards payable in respect of an IPO, which source may be the 2008 Plan, the 2014 Plan or such other source as the Administrator deems appropriate.

(ii) For a Change of Control, a Participant shall, subject to satisfying the applicable vesting conditions in Section 5 hereof, be entitled to receive payment in the same form as the holders of the Company’s common shares receive pursuant to the Change in Control Agreement, which amount shall be equal to 1.82 times the Payment Amount. In the event the Change in Control Agreement provides that the holders of the Company’s common stock will be receive payment in the form of shares, Participants shall receive a lump sum cash payment in respect of any fractional shares of stock. If the Change in Control Agreement provides for cash payments to the holders of the Company’s common stock, Participants shall receive a lump sum cash payment in accordance with the terms of the Change in Control Agreement. To the extent that an Award payable in respect of a Change of Control is paid in shares, the Administrator shall determine the source of such shares.

(iii) In the event of a Participant’s death or Disability prior to the IPO Date, the Closing Date or May 31, 2015, such Participant shall be eligible to receive a lump sum cash payment equal to the Payment Amount.

(iv) In the event that none of the IPO Date, the Closing Date or a Participant’s death or Disability occurs prior to May 31, 2015, each Participant shall be eligible to receive a lump sum cash payment equal to the Payment Amount.

6.	Miscellaneous.

(a) Governing Law. The interpretation, construction and performance of this Retention Plan shall be governed by and construed and enforced in accordance with the laws of the State of New York. The invalidity or unenforceability of any provisions of this Retention Plan shall not affect the validity or enforceability of any other provisions of this Retention Plan, which shall remain in full force and effect.

(b) Waiver. No failure or delay on the part of the Company in the exercise of any power, right or privilege hereunder shall operate as a waiver, nor shall any single or partial exercise of any such power, right or privilege operate as a waiver. The waiver by the Company of any breach or requirement of any provision of the Retention Plan shall not operate as a waiver of any subsequent breach or requirement.

(c) Successors and Assigns. The Company shall assign this Retention Plan to any successor of the Company and shall cause such successor to expressly assume and agree to perform the Company’s obligations hereunder from the date of the assignment.

(d) Not an Employment Contract. The Retention Plan shall not be deemed to give any Participant the right to be retained in the employ of the Company, nor any right to interfere with the right of the Company to discharge Participants at any time and for any reason or no reason, which right is hereby reserved.

(e) Withholding. All Award payments are subject to applicable tax deductions and withholdings and other authorized deductions.

(f) No Funding of Plan. This Retention Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Awards hereunder. No Participant or other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under this Retention Plan and any such Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under this Plan.

(g) Amendment and Modifications. The Company reserves the right to terminate, amend, modify or replace this Retention Plan. Notwithstanding the foregoing, the Company may not terminate, amend, modify or replace this Retention Plan or any provision herein to the extent that such action would reduce amounts that a Participant is or may become entitled to receive under any individual Retention Award Agreement.

(h) Compliance with Section 409A. This Retention Plan is intended to comply with, and shall be construed in a manner consistent with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, and the Administrator may amend the Retention Plan and/or any Retention Award Agreements to the extent necessary or appropriate to comply with those requirements. It is intended that the payment of Awards hereunder shall be treated as short-term deferrals and therefore excluded from coverage under Section 409A.

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